GENERAL POWER OF ATTORNEY

UNITED STATES OF AMERICA

BY: SALVATORE E. PANZECA

STATE OF LOUISIANA

TO: GAIL A. SNAKENBERG

PARISH OF JEFFERSON **********************************************************************

       BE IT KNOWN, that on this 18th day of February, in the year of Our Lord Two Thousand Nine:

       BEFORE ME, Michael A. Broussard, a Notary Public, duly commissioned and qualified, in and for the Parish of Jefferson, State of Louisiana, therein residing, and in the presence of the witnesses hereinafter named and undersigned, personally came and appeared:

SALVATORE E. PANZECA, Social Security No. XXX-XX-XXX, a person of the full age of majority and a resident of the Parish of Jefferson, State of Louisiana, residing at 2140 S. Carrollton Avenue, New Orleans, Louisiana 70118, sometimes hereinafter referred to as "PRINCIPAL", who declared that he has made and appointed, and by these presents he does make, name, nominate, ordain, authorize, constitute and appoint, and in his place and stead, depute and put

GAIL A. SNAKENBERG, SSN: XXX-XX-XXXX, a person of the full age of majority and resident of the Parish of Jefferson, State of Louisiana, residing at 1509 Green Acres Road, Metairie, Louisiana 70003 , sometimes hereinafter referred to as "ATTORNEY" or "AGENT", to be his true and lawful agent and attorney in fact, general and special, giving, and by these presents granting unto the said agent, full and unlimited power and authority to act for his in his name and behalf, and to his use; to conduct, manage and transact all and singular affairs, business, concerns and matters of whatever nature or kind, without any exception or reservation whatsoever; and to open all letters, telegrams, cablegrams, facsimiles and other correspondence addressed to principal and to answer the same in principal's name.

       To make and endorse and to accept and to pay promissory notes, drafts and bills of exchange; to sign checks drawn on and to draw money out of any bank, homestead or other financial institution or other account in which funds may be on deposit in the name of or for the account of principal; to deposit checks, drafts and bills of exchange in any account standing in the name of principal; to deliver to any bank or other financial institution any promissory notes or other instruments for collection; to open, manage, operate, renew, or close any account at any bank or financial institution in the name of appearer; to deposit or withdraw all or part of the funds, including certificates of deposit, checking, savings, money market or any other type of account or any Treasury notes or bills with the preceding being illustrative and not limiting the generality of this power.

       To borrow money in principal's name from any bank(s), homestead(s), insurance company(ies) or other financial institution(s); to make, issue and endorse any promissory note in the name of principal, and to renew the same from time to time; to deliver, pledge and pawn the same; and to waive and renounce any prescription accrued on same.

       To ask, demand, have, take, sue for, and by all lawful ways and means to recover and take receipt for, of and from any, all and every person, firm or corporation, all and every sum(s) of money, goods, debts, property and effects whatsoever, that now is, or are or may hereafter be in his, her, their, or its custody or possession, due, owing, coming or belonging to principal whether by bonds, bills, notes, debts, accounts, consignments, bequests, or for and by any reason or means whatsoever; and to that end to compromise and adjust and settle all accounts and other obligations; and upon recovery and receipt in the premises to make and give good and sufficient discharges and acquittances for same.

       To sell, purchase and transfer shares of stock, bonds or any other securities of any corporation or any other legal entity, whether private or public and whether registered in the name of principal or not, and to receive and take receipt for the sale price of the securities; to receive and take receipt for the sale price of the securities; to receive and take receipt for all dividends, coupons or other distributions due or to become due on the same; and to deliver, pledge and pawn the shares of stock or bonds. To attend meetings of the stockholders of any corporation or holders of any securities of any legal entity in which principal may be interested and to vote in the name of principal on all questions and matters that may be submitted or considered at such meeting. To receive all documents and notices and to exercise all rights and to fulfill all obligations of principal regarding any security of any type, value or nature.

       To sell, exchange, convey, quit claim, release, surrender, mortgage, encumber, partition, subdivide, apply for zoning or rezoning, or other governmental permits, develop, pledge, purchase, lease, sublease or grant servitudes pertaining to immovable (real) or movable (personal) property, although not described in this instrument as is permitted by Louisiana Civil Code Article 2997 on such terms and conditions as determined by agent and to execute such documents to effect such acts and receive or pay amounts pursuant to such acts.

       To execute mineral leases and other contracts including unitization and pooling agreements, for the exploration and developments of oil, gas, salt, sulfur and other minerals in and under any property of principal or in which principal may have an interest, on such terms and conditions and for such consideration as agent may deem proper, and to receive and take receipt for the bonuses, rents and proceeds of the same; to execute mineral and property deeds or leases either selling, buying or leasing mineral or royalty rights; and to execute all division orders or other agreements of every nature and kind in connection with or relative to the acts.

       To transfer without consideration any asset of principal to any person as determined by Agent.  However, any such donation will require the prior unanimous written consent of principal's spouse and children who are not then serving as an agent; or, if principal has no children at the applicable time, principal's legatees or heirs who would inherit from principal if principal passed away on the date of donation.

       To appear before all courts and to prosecute, defend, or compromise and settle by agreement, arbitration, or otherwise; to accept service of process on behalf of principal; to sign all pleadings and do all things necessary; to obtain writs of attachment, sequestration and injunction; to take appeals and, in any such instances, to furnish and sign on behalf of principal the requisite security bonds; and to enter into a compromise or refer a matter to arbitration.

       To represent principal judicially and otherwise, whether as heir, legatee, creditor, executor, administrator or otherwise, in all successions or estates in which principal is, or may be or may become interested, including any acceptance or renunciation thereof; to apply for the administration of the succession or estate to demand, obtain and execute all orders, decrees and tax-returns as agent may deem proper therein; and to settle, compromise and liquidate principal's interest in the same, and to receive and receipt for all property and effects to which principal may be entitled in respect of said successions or estates.

       To make health care decisions, other than declarations of life-sustaining procedures pursuant to R.S. 40:1299.58.1 et seq., but which may include surgery, medical expenses, nursing home residency, or medication.

       To have access to medical records and information to the same extent that Principal is entitled to, including the right to disclose the contents to others.

       To contract on Principal's behalf for any heath care related service or facility, without attorney incurring personal financial liability for such contracts.

       To generally do and perform all and every other act, matter and thing whatsoever, as shall or may be requisite and necessary, touching or concerning the affairs, business or assets of Principal as fully, completely and effectually, and to all intents and purposes with the same validity, as if all and every such act, matter or thing were or had been particularly stated, expressed, and especially provided for, or as Principal could or might do if personally present; also with full power of substitution and revocation; and Principal hereby agrees to ratify and confirm all and whatsoever the said agent shall lawfully do or cause to be done by virtue of this Act of Procuration.

       This Power of Attorney is a durable Power of Attorney and shall not be terminated or affected by Principal's subsequent incapacity, disability or other condition making express revocation impossible or impractical or by the nonuse or lapse of time.

       All acts done by the attorney in fact pursuant to the powers conferred during any period of Principal's disability or incompetence shall have the same effect and inure to the benefit of any bind Principal's heirs, devisees, and personal representatives, as if Principal were competent and not disabled.

       THUS DONE AND PASSED, in Metairie, Louisiana, on the day, month and year first above written in the presence of the undersigned competent witnesses, who hereunto sign their names with the said appearers and me, Notary, after due reading of the whole.

WITNESSES:

/s/Ryan S. Kimberly

/s/Salvatore E. Panzeca

Ryan S. Kimberly

SALVATORE E. PANZECA

PRINCIPAL

/s/Ashlie Cauthen

/s/Gail A. Snakenberg

Ashlie Cauthen

GAIL A. SNAKENBERG

AGENT /s/Michael A. Broussard

NOTARY PUBLIC

Michael A. Broussard 18143